EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of November 12, 2007, (the “Effective Date”) is by and between AeroGrow International, Inc., a Nevada corporation (the “Company”), and Jervis B. Perkins (“Employee”).

In consideration of the promises and conditions contained herein, the parties hereto agree as follows:

Section 1.  Employment.  The Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company upon the terms and subject to the conditions hereinafter set forth in this Agreement.  Employee’s employment with Company will commence on November 12, 2007.

Section 2.  Duties During Contract Term.  Employee shall serve as the President and Chief Operating Officer of the Company.  Employee will report to the Chief Executive Officer of the Company.  Employee hereby agrees to perform such responsibilities and duties, and undertake such authorities, as are customarily performed and undertaken by executives holding positions similar to that assigned to Employee in similar businesses, as well as any other reasonable responsibilities, duties and authorities commensurate with Employee’s position assigned by the Company’s Board of Directors or by the Chief Executive Officer of the Company.  Chief Executive Officer Michael Bissonnette and Employee will confer within thirty (30) days following the Effective Date to determine performance expectations of Employee. Employee will perform his duties under this paragraph faithfully and to the reasonable best of his ability, will devote substantially all his working time and efforts to the business of the Company, and shall comply with all reasonable and lawful existing and future formal policies applicable to senior management level employees of the Company and to the Company's business.

Section 3.  Term.  Unless Employee's employment hereunder is terminated earlier pursuant to Section 8 of this Agreement, and unless this Agreement is amended or superseded by a new Agreement between the parties, the term of this Agreement shall begin on November 12, 2007 and shall expire on May 12, 2008 (the initial “Contract Term”), provided that upon the expiration of the initial Contract Term, the Employee's employment hereunder shall continue for additional consecutive extension terms of one (1) year each until either party gives notice of termination to the other at least thirty (30) days prior to end of the current term.  The initial Contract Term and any extension thereof are referred to as the Contract Term.  Should this Agreement be renewed for a subsequent term, Employee will be provided with relocation assistance and an auto allowance, the terms of which will be agreed to by the parties in a separate written agreement.

Section 4.  Place of Employment and Transition Period.  During the initial Contract Term of this Agreement, Employee will commute to Company’s facilities in Boulder, Colorado.  During the initial Contract Term, Employee will meet with Company-appointed transition team bi-weekly (in person and/or by conference call), or more frequently as may be requested by Employee or Company, to ensure a successful transition.  During the initial Contract Term, senior advisors Ed Krakauer, Jack Walker, and such others as may be appointed by the Company, will make themselves reasonably available to consult with Employee for ongoing support, consultation, advice, and strategy.

During the initial Contract Term, Employee will be physically present at Company’s facilities in Boulder, Colorado five days per week, subject to the following exceptions: 1) Employee may perform work away from the Boulder facilities as requested by the Company or as reasonably necessitated by Company business needs, 2) Employee may be absent from the Boulder facilities due to illness or injury and on days he takes paid vacation (in accordance with the paid time off policies of the Company), and 3) Employee may be absent from the Boulder facilities for all holidays on which the facility is closed.  During the initial Contract Term, the Company shall pay Employee’s reasonably incurred commuting expenses, including airline travel between Employee’s home and Colorado (via coach class airline ticket), rental housing or hotel charges, and rental cars or car service.  Additionally, during the initial Contract Term, Company shall pay the cost of flying Employee to his home (via coach class airline ticket) weekly.  At the request of Employee, Company shall pay the cost of flying Employee’s spouse to Colorado (via coach class airline ticket) and rental car or car service for any week, but not more frequently than once every two week period unless agreed to by the Company.

In lieu of renting automobiles for the dates during which he is in Colorado, Employee may obtain an automobile by lease or purchase.  In the event employee elects to lease or purchase an automobile during the Contract Term, Employee shall not be entitled to further rental car reimbursements but shall be entitled to an automobile allowance in the amount of one thousand dollars ($1,000.00) per month.  Executive shall be solely responsible for the procurement of such vehicle and for payment of all expenses regarding the operation, insurance and maintenance of the said vehicle.

Section 5.  Compensation and Benefits.  In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

(a) Base Salary.  Beginning on the Effective Date, Employee shall be entitled to receive a base salary of $250,000 per annum, payable in accordance with the Company’s normal payroll procedures and subject to applicable tax withholding.  Such base salary shall be payable in periodic installments in accordance with the terms of the Company's regular payroll practices in effect from the time during the term of this Agreement, but in no event less frequently than once each month.  Employee’s base salary may be increased from time to time in the discretion of the Chief Executive Officer and/or Board of Directors, but in no event will Employee’s base salary in effect from time to time be reduced.

(b) Bonus.  Employee shall receive an annual cash bonus in an amount not less than 2.0% of the EBITDA of the Company as determined by the Company’s annual financial statements.  For the fiscal year 2007, this bonus shall be pro-rated for the portion of such annual period covered under this Agreement.  Such bonus shall be payable in a single lump sum payment not later than one hundred and twenty (120) days after the end of the each of the Company’s fiscal year.  In order to be eligible for receipt of this bonus, Employee must be employed by Company on the last day of the fiscal year for which the bonus is payable.

(c) Benefits.  Employee shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the employees of the Company, subject to approval and grant by the Governance Committee of the Board with respect to programs calling for such approvals or grants and consistent with plan terms.

(d) Equity Compensation.  Employee shall be eligible to participate in the 2005 Equity Compensation Plan, and any successor plan providing for compensation in the form of restricted or unrestricted stock, stock options and other equity-related compensation provided by the Company to its employees.

(i) The initial grant of the Stock Options to be granted pursuant to the Company’s 2005 Equity Compensation Plan shall be granted on February 1, 2008 (regardless of whether Employee is employed by Company on that date) and shall not be less than 33,334 options to purchase the common stock of the Company.  The exercise price of such options shall be the price of the Company’s stock at market close on the date of the grant.  These options shall: (i) fully vest on the date granted; (ii) shall not expire in less than five (5) years from the date of grant, unless Employee ceases to be employed by Company, in which case such options will expire pursuant to the terms of the Company’s 2005 Equity Compensation Plan and the Stock Option Agreement relating to such shares; and (iii) shall be subject to other standard terms and conditions under the 2005 Equity Compensation Plan.  Employee agrees that the foregoing options shall be subject to the lockup provisions as required by the Company's investment bankers in conjunction with a private placement offering conducted during February, 2006.  In the event Employee’s employment terminates before the anticipated date that these options are to grant and vest, such options will be granted and immediately vest as of the date of employment separation.

(ii) Unless Employee is terminated by the Company for Cause on or before August 1, 2008, a second grant of Stock Options shall be granted pursuant to the Company’s 2005 Equity Compensation Plan on August 1, 2008 and shall not be less than 33,334 options to purchase the common stock of the Company.  The exercise price of such options shall be the price of the Company’s stock at market close on the date of the grant.  These options shall: (i) fully vest on the date granted; (ii) shall not expire in less than five (5) years from the date of grant, unless Employee ceases to be employed by Company, in which case such options will expire pursuant to the terms of the Company’s 2005 Equity Compensation Plan and the Stock Option Agreement relating to such shares; and (iii) shall be subject to other standard terms and conditions under the 2005 Equity Compensation Plan.  Employee agrees that the foregoing options shall be subject to the lockup provisions as required by the Company's investment bankers in conjunction with a private placement offering conducted during February, 2006. In the event Employee’s employment terminates before the anticipated date that these options are to grant and vest, such options will be granted and immediately vest as of the date of employment separation.

  (iii) Should this Agreement be renewed for a subsequent Contract Term, a subsequent grant of stock options to be granted pursuant to the Company’s 2005 Equity Compensation Plan shall be granted on August 1, 2008 and shall not be less than 133,336 options to purchase the common stock of the Company.  The exercise price of such options shall be the price of the Company’s stock at market close on the date of the grant.  These options shall: (i) vest according to the schedule set forth below; (ii) shall not expire in less than five (5) years from the date of grant, unless Employee ceases to be employed by Company, in which case such options will expire pursuant to the terms of the Company’s 2005 Equity Compensation Plan and the Stock Option Agreement relating to such shares; and (iii) shall be subject to other standard terms and conditions under the 2005 Equity Compensation Plan.  Employee agrees that the foregoing options shall be subject to the lockup provisions as required by the Company's investment bankers in conjunction with a private placement offering conducted during February, 2006.

Vesting Schedule:

•	33,334 stock options on February 1, 2009

•	33,334 stock options on August 1, 2009

•	33,334 stock options on February 1, 2010

•	33,334 stock options on August 1, 2010

In the event of a Change in Control, as that term is defined in the 2005 Equity Compensation Plan, or if Employee’s employment is terminated by the Company without Cause after May 12, 2008 but before the anticipated date that these options set forth in Section 5(d)(iii) are to vest, all unvested options that are scheduled to vest within one year after Employee’s separation of employment will immediately vest as of the date of employment separation.  In the event Employee’s employment is terminated in any manner other than by the Company without Cause after May 12, 2008, but before the anticipated date that these options set forth in Section 5(d)(iii) are to vest, no unvested options will vest.  In the event Employee is offered and accepts the position of Chief Executive Officer, all options set forth in this Agreement that have not yet vested will become null and void, and Employee’s right to further options will be defined in a separate Agreement.

Section 6.  Potential Succession To Chief Executive Officer Position.  On or before the expiration of the initial Contract Term, Company will notify Employee of whether the Agreement and Employee’s employment will be renewed for a subsequent Contract Term.  If Employee is offered a subsequent Contract Term, he may be offered employment in his current position of President and Chief Operating Officer under the terms and conditions set forth in this Agreement or as Chief Executive Officer of Company.  The decision of whether to renew Employee’s Agreement for a subsequent Contract Term, and whether Employee should be retained in current position or offered the Chief Executive Officer position, is committed to the sole and absolute discretion of the Board of Directors of the Company.  Should Employee be offered the Chief Executive Officer position, the terms and conditions of his employment in that position will be set forth in a separate Agreement with will supersede this Agreement.  Such terms and conditions shall be in all respects at least as favorable as the terms and conditions set forth in this Agreement.

Section 7.  Expenses.  It is acknowledged that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates and similar expenses.  The Company will pay or reimburse Employee for all reasonable expenses incurred by Employee in the performance of his duties hereunder within fifteen days from date Employee or his representative submits a request for such reimbursement.  Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

Section 8.  Termination.

(a) For Cause.  The Company may terminate the Employee's employment under this Agreement at any time for Cause.  “Cause” is defined as (i) a material act of dishonesty by Employee in connection with his responsibilities as an Employee, (ii) conviction of, or plea of nolo contendere to, a felony, (iii) gross misconduct, or (iv) continued substantial violation of his employment duties after Employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Employee has not substantially performed his duties.

(b) Without Cause by Company.  The Company may terminate the Employee's employment under this Agreement at any time without Cause.  If the Company breaches any term of this Agreement and fails to cure such breach within thirty (30) days of notice of such breach from the Employee, and if Employee terminates his employment with the Company within thirty (30) days after the period for the cure of the breach by the Company expires, the Company shall be deemed to have terminated the Employee's employment hereunder without Cause.  If the Company terminates the Employee’s employment in accordance with this paragraph, and Employee has been employed by Company for less than six months, the Employee shall be entitled to continuation in payment of his Base Salary for six months following the date of termination; additionally, Employee will be entitled to a pro-rated portion of the bonus described in paragraph 5(b) above and to continued coverage under the health and welfare employee benefit plans and programs described in paragraph 5(c) at active executive levels and costs for six months following the date of termination.  If the Company terminates the Employee’s employment in accordance with this paragraph, and Employee has been employed by Company for six months or longer, the Employee shall be entitled to continuation in payment of his Base Salary for twelve months following the date of termination; additionally, Employee will be entitled to a pro-rated portion of the bonus described in paragraph 5(b) above and to continued coverage under the health and welfare employee benefit plans and programs described in paragraph 5(c) at active executive levels and costs for twelve months following the date of termination.  Payment of all salary continuation and pro-rated bonus payments described in this paragraph are contingent on (i) Employee’s compliance with restrictive covenants provided in Section 9 of this Agreement and (ii) Employee’s execution of a release of all claims arising from his employment with the Company, in such form as may then be used by the Company respecting termination of employees.

In the event the Company determines that any severance or termination payments provided for in this Agreement or otherwise payable to Employee constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and; (A) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law); and; (B) reduction of such payments to the amount necessary to avoid the application of such excise tax would result in Employee retaining an amount that is greater than the amount he would retain if such payments were made without such reduction but after the application of such tax; then such payments shall be delivered as to such lesser extent which would result in no portion of such payments being subject to excise tax under Section 4999 of the Code.  Any determination required under this paragraph shall be made by the Company’s accountants, whose determination shall be conclusive and binding upon the Employee and the Company for all purposes.  For purposes of making the calculations required by this paragraph, the Company’s accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Employee shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this paragraph.  The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this paragraph.  In the event this paragraph applies, then unless otherwise agreed by the parties, lump sum payments shall be reduced before periodic payments reduced to the extent necessary to avoid imposition of such excise taxes.

Notwithstanding the foregoing, in the event that the timing of any of the payments or benefits described in this Agreement would cause Employee to incur adverse tax consequences due to application of Section 409A of the Code or the regulations thereunder, the parties agree to negotiate in good faith the revision of the timing of such payments and/or benefits to avoid such adverse tax consequences, but in no event shall such payments and/or benefits be reduced.

(c) Without Cause by Employee.  The Employee may terminate the Employee's employment under this Agreement at any time after the initial Contract Term without Cause upon giving at least thirty (30) day’s advance written notice.  If the Employee terminates the Employee’s employment in accordance with this paragraph, the Employee shall be entitled to continuation in payment of his Base Salary until the end of the month following said notice. Notwithstanding any other provision of this Agreement, in the event Employee is offered a subsequent Contract Term following the initial Contract Term set forth in Section 3 above and declines such offer, Employee will not be entitled to any benefits after his separation of employment (including additional stock options, bonuses, and salary continuation) other than those set forth in (i) this Paragraph 8(c).

(d) Non-Renewal Deemed Termination.  The timely notice by the Company under Section 3 of this Agreement not to renew the Contract Term for a subsequent term shall be deemed a termination without Cause by the Company under this Agreement.

(e) Termination Upon Death Or Disability.  This Employment Agreement shall terminate immediately upon the death of Employee or, at the discretion of the Board of Directors of the Company, upon Employee becoming disabled such that Employee becomes qualified for Long Term Disability Benefits.

(f) Accrued Compensation and Benefits.  In all cases of Employee’s termination of employment, the Company shall, within 90 days following Employee’s separation of employment, pay to Employee (or, in the case of Employee’s death, his surviving spouse, if any, otherwise his estate) any earned but unpaid salary, bonus and other compensation together with reimbursement for unpaid expenses approved by the Company.   In addition, Employee shall be entitled to benefit continuation and conversion rights as required by law or as permitted by the Company’s employee benefit plans and programs described in paragraph 5(c).

Section 9.  Restrictive Covenants.

(a) Confidential Data.  The Employee will hold in a fiduciary capacity and will not reveal, communicate or divulge during the period of his employment by the Company or thereafter, any information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporations designated by the Company, which relates to the names of the customers, finances, technical data concerning products or services, or any other secret or confidential information, knowledge or data of the Company or of any firm owned by the Company, which was learned through or as a result of employment by the Company.

(b) Covenant Not to Compete.  In consideration for the benefits provided in this Agreement and his employment with Company, during the term of this agreement, and for twelve (12) months after the termination of this Agreement, whichever is later, the Employee shall not, within the United States, either directly or indirectly, own, have a proprietary interest of any kind in, be employed by, or serve as a consultant to or in any other capacity for any firm which is in the primary business of providing aeroponics products or businesses, or which is otherwise engaged in a business that is competitive with that conducted by the Company.  Notwithstanding the foregoing, the Employee may invest in the securities of any corporation whose shares are listed on a national securities exchange or registered under the Securities Exchange Act of 1934 (the “Exchange Act”).

(c) Ownership of Inventions.  Every invention and improvement conceived, invented or developed by the Employee during the term of his employment hereunder relating to products or services to be manufactured, sold, used or in the process of development by the Company or by any parent or affiliate of the Company during such period of employment, or which may be sold or used in competition with any such product shall be considered work for hire and become the exclusive property of the Company, its successors and assigns. Employee agrees to execute such assignments, instruments or other documents as the Company or its counsel may request to implement this paragraph.

(d) Solicitation of Employees.  The Employee and any entity controlled by him or with which he is associated (as the terms “control” and “associate” are defined in the Exchange Act) shall not, during the Contract Term and for a period of twenty-four (24) months after the termination of this Agreement, directly or indirectly solicit, interfere with, offer to hire, or induce any person who is or was an officer or employee of the Company or any affiliate (as the term "affiliate" is defined in the Exchange Act) (other than secretarial personnel) to discontinue his or her relationship with the Company or an affiliate of the Company, in order to accept employment by, or enter into a business relationship with, any other entity or person.  The restrictions contained in this paragraph 9(d) shall not apply to officers or employees of the Company or its affiliates who periods of employment did not overlap with the periods of employment of Employee.

(e) Return of Property.  Upon termination of employment, and at the request of the Company, the Employee agrees to promptly deliver to the Company all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media, and any other documents (including extracts and copies thereof) relating to the Company or its affiliates, and all other property of the Company.  Upon termination, the Employee shall cease to use all such materials and information set forth under this Section 9(e).

(f) Representations.  The Employee represents and warrants to the Company that he has full power and authority to enter into this Agreement and perform his duties hereunder, and that he has no outstanding agreement, whether oral or written or any obligation that is or may be in conflict with any of the provisions of this Agreement or that would preclude Employee from complying with the provisions of this Agreement and that  the performance of his denies shall not result in a breach of, or constitute a default under, any agreement, whether oral or written, including, without limitation, any restrictive covenant or confidentiality agreement, to which he is a party or by which he may be bound.  Employee further represents and warrants that he has not misappropriated any confidential information and/or trade secrets of any third party that he intends to use in the performance of his duties under this Agreement.

(g) Reformation.  If any court shall determine that the duration or scope of any restriction contained in this Section 9 is unenforceable, it is the intention of the parties that the provisions set forth herein shall not be terminated but shall be deemed restricted, amended, and/or reformed to the extent necessary to render it valid and enforceable.

(h) Reasonable Restrictions.  Employee acknowledges and agrees that the provisions of this Section 9 are reasonable and necessary protections of the immediate and substantial interests of the Company, that any violation of these restrictions may cause substantial injury to the Company for which the Company has no adequate legal remedy, and that the Company would not have entered into this Employment Agreement with Employee without the additional consideration offered by Employee in binding himself to the provisions of this Section 9.  In the event of a breach or threatened breach by Employee of any provision of this Section 9, the Company shall be entitled to seek a temporary restraining order and preliminary and/or permanent injunction restraining Employee from such breach or threatened breach; provided, however, that nothing herein contained shall be construed to preclude the Company from pursuing any other available remedy for such breach or threatened breach in addition to, or in lieu of, such injunctive relief.

(i) Forum for Injunctive Relief.  Notwithstanding any arbitration agreements between Employee and Company, Employee and Company irrevocably consent to personal jurisdiction in the state courts of Colorado, as well as the United States District Court for the District of Colorado, for any matter arising out of or associated with any of the provisions contained in this Section 9 of this Agreement, including its subparts, including but not limited to any action seeking to enforce any of the provisions contained in this Section 9 of this Agreement.  Employee further agrees that venue for any action arising out of or associated with any of the provisions contained in this Section 9 of this Agreement, including its subparts (including but not limited to common law claims or claims under the Uniform Trade Secrets Act or claims under the Computer Fraud and Abuse Act, the Lanham Act, the Stored Communications Act or any similar statutes) shall lie exclusively in the state courts of Colorado covering Boulder County and in the United States District Court for the District of Colorado, regardless of where Employee resides or performs duties for Company.

Section 10.  Arbitration.

The parties agree that any claim, controversy or dispute that may arise directly or indirectly in connection with Employee’s employment or the termination of Employee’s employment, and involving the Company, and/or any employee(s), Director(s), officer(s), or agent(s) of it, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination, common law or any other legal theory, including, but not limited to disputes relating to the making, performance or interpretation of this Employment Agreement; and claims or other disputes arising under any federal or state employment statutes including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; as amended; 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988; the Family and Medical Act of 1993; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Colorado Anti-Discrimination Act; or any other similar federal, state or local law or regulation, whenever brought, shall be resolved by arbitration.  If, however, any party would otherwise be legally required to exhaust administrative remedies to obtain legal relief, that party can and must exhaust such administrative remedies prior to pursuing arbitration.  The only claims between the parties that are not subject to arbitration are claims for workers’ compensation or unemployment compensation benefits, claims for injunctive relief, or other claims specifically exempted from arbitration by this or any subsequent agreement between Employee and Company, including but not limited to those claims referenced in Section 9 above.  By signing this Agreement, Employee voluntarily, knowingly and intelligently waives any right Employee may otherwise have to seek remedies with a court or other forums, including the right to a jury trial.  Company also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to seek remedies against Employee in court or other forums.  The Federal Arbitration Act, 9 U.S.C. §§ 1-16 (“FAA”) shall govern the arbitrability of all claims, provided that they are arbitrable under the FAA, as it may be amended from time to time.  In the event the FAA does not apply, the Colorado Uniform Arbitration Act shall apply.

A single arbitrator engaged in the practice of law shall conduct the arbitration under the National Rules For The Resolution Of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time of the arbitration, unless otherwise agreed to by the parties.  Other than as set forth in this Employment Agreement, the arbitrator shall have no authority to add to, detract from, change, amend, or modify existing law.  All arbitration proceedings will be confidential.  The prevailing party in any arbitration shall be entitled to receive reasonable attorney fees and costs (to include the fees of the arbitrator) to the extent such fees and costs are otherwise provided for by the statute or common law that forms the basis for the claims being arbitrated.  The arbitrator’s decision and award shall be final and binding as to all claims that were or could have been raised in the arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court of competent jurisdiction.  If any party to this Employment Agreement files a judicial or administrative action asserting claims subject to this arbitration provision, and another party successfully stays such action and/or compels arbitration of such claims, the party filing the initial court action shall pay the other party’s costs and expenses incurred in seeking the stay and/or compelling arbitration, including reasonable attorney fees not to exceed Twenty-Five Thousand Dollars ($25,000.00).  Any arbitration under this Section 10 of this Agreement shall take place within 50 miles of Boulder, Colorado.

Section 11.  General.

(a) Notices.  all notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, or by facsimile, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Agreement:

If to Employer, to:

AeroGrow International, Inc.
900 28th Street, Suite 201
Boulder, Co 80303
Fax:  303-444-0406

            If to Employee, to:

Jervis B. Perkins
1750 Parliament Court
Lake Forest, IL 60045

(b) Withholding.  All payments required to be made by Employer under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

           (c) Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

            (d) Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

            (e) Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

(f) Captions.  The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof

            (g) Reference to Agreement.  Use of the words “herein,” “hereof,” “hereto” and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

            (h) Binding Agreement.  This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee and the successors of the Company.  If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee’s estate.  This Agreement is not otherwise assignable by Employee.

            (i) Entire Agreement.  This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

            (j) Governing Law.  This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Colorado, without regard to its choice of law principles.

EXECUTED as of the date first above written.

AEROGROW INTERNATIONAL, INC.

By:	/s/ Michael Bissonnette
Its:	Chief Executive Officer
EMPLOYEE:
By:	/s/ Jervis B. Perkins
Jervis B. Perkins